Exhibit 10.1

AMENDMENT NO. 2

TO AMENDED AND RESTATED LOAN AGREEMENT

This AMENDMENT NO. 2 TO AMENDED AND RESTATED LOAN AGREEMENT (this “Amendment”), is entered into as of August 22, 2016, by and among PREFORMED LINE PRODUCTS COMPANY, an Ohio corporation (“PLP”), PREFORMED LINE PRODUCTS (AUSTRALIA) PTY LTD., a corporation incorporated under the laws of the Commonwealth of Australia (“PLP Australia” and together with PLP, the “Borrowers” and each a “Borrower”), AND PNC BANK, NATIONAL ASSOCIATION, a national banking association, its successors and assigns, as lender (“Bank”).

WITNESSETH:

WHEREAS, Borrowers and Bank have entered into that certain Amended and Restated Loan Agreement, dated as of September 24, 2015, as amended pursuant to that certain Amendment No. 1 to Amended and Restated Loan Agreement, dated as of November 6, 2015 (as further amended, restated, modified or supplemented from time to time, the “Loan Agreement”), pursuant to which Bank has made certain loans and financial accommodations available to Borrowers;

WHEREAS, the parties desire to amend the Loan Agreement as hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1. DEFINED TERMS.

Each defined term used herein and not otherwise defined herein shall have the meaning ascribed to such term in the Loan Agreement.

2. AMENDMENTS TO THE LOAN AGREEMENT.

2.1 Amendment to Section 2.1.

Section 2.1 of the Loan Agreement shall be amended by deleting section 2.1(b) in its entirety and substituting the following therefor:

(b) the sum of the then aggregate outstanding Loans plus the then LC Exposure would exceed $65,000,000.

2.2	Amendment to Section 2.4.

Section 2.4 of the Loan Agreement shall be amended by deleting section 2.4(b) in its entirety and substituting the following therefor:

(b) the product of (i) the then Applicable Margin (as defined in the Note) multiplied by (ii) the face amount of each standby letter of credit,

2.3 Amendment to Section 2.9.

Section 2.9 of the Loan Agreement shall be amended by deleting such section in its entirety and substituting the following therefor:

2.9 Intentionally Omitted.

2.4 Amendment to Section 4.2.

Section 4.2 of the Loan Agreement shall be amended by deleting such section in its entirety and substituting the following therefor:

4.2. Interim Financial Statements; Certificate of No Default. Furnish the Bank within 45 days after the end of each of the first three fiscal quarters of each fiscal year PLP’s consolidated Financial Statements for such period, in reasonable detail, certified by an authorized officer of the Borrower Representative and prepared in accordance with GAAP consistently applied from period to period. The Borrower Representative shall also deliver a certificate as to the Borrowers’ compliance with applicable financial covenants (containing detailed calculations of all financial covenants) for the period then ended and whether any Event of Default exists, and, if so, the nature thereof and the corrective measures the Borrowers propose to take (the “Compliance Certificate”). As used in this Agreement, “Financial Statements” means PLP’s consolidated and, if required by the Bank in its reasonable discretion, consolidating balance sheets, income statements and statements of cash flows for the year or quarter together with year-to-date figures and comparative figures for the corresponding periods of the prior year.

2.5 Amendment to Section 4.3.

Section 4.3(a) of the Loan Agreement shall be amended by deleting such section in its entirety and substituting the following therefor:

(a) Furnish PLP’s consolidated Financial Statements to the Bank within 120 days after the end of each fiscal year. Those Financial Statements will be prepared on an audited basis in accordance with GAAP by an independent certified public accountant selected by PLP and reasonably satisfactory to the Bank. Audited Financial Statements shall contain the unqualified opinion of an independent certified public accountant and all accountant examinations shall have been made in accordance with GAAP consistently applied from period to period. PLP shall also deliver to the Bank (i) copies of any management letters and auditor letters relating to the Financial Statements and (ii) a Compliance Certificate.

2.6 Amendment to Section 5.7.

Section 5.7 of the Loan Agreement shall be amended by deleting such section in its entirety and substituting the following therefor:

5.7 Dividends. Declare or pay any dividends on or make any distribution with respect to any class of its equity or ownership interest, or purchase, redeem, retire or otherwise acquire any of its equity; provided, however, that PLP may declare and pay dividends (in cash or in kind) so long as (i) no Default or Event of Default shall then exist or would thereupon occur, and (ii) the amount or value of such dividend, when added to the amount and/or value of all dividends made by PLP in the fiscal year in which such dividend is proposed to be made, does not exceed five million dollars ($5,000,000); and provided, further, that any Subsidiary of PLP may declare and pay dividends to (in cash or in kind) PLP; and provided, further, that PLP may purchase, redeem, retire or otherwise acquire any of its equity so long as (i) no Default or Event of Default shall then exist or would thereupon occur, and (ii) the dollar amount of such purchase, redemption, retirement or acquisition, when added to the dollar amounts of all purchases, redemptions, retirements or acquisitions of its equity made by PLP during the period commencing after the Amendment No. 2 Effective Date and ending on the date of the proposed transaction, does not exceed thirty million dollars ($30,000,000).

2.7 Amendment to Section 7.2.

Section 7.2 of the Loan Agreement shall be amended by deleting section 7.2(c) in its entirety and substituting the following therefor:

(c) After giving effect to any Loan or the issuance of any subject LC, the aggregate outstanding balance of the Loans plus the aggregate face amount of all outstanding subject LCs shall not exceed $65,000,000.

2.8 Amendment to Addendum.

The Addendum to Loan Agreement is amended by deleting item (2) of the Financial Covenants in its entirety and substituting the following therefor:

(2) The Borrowers will maintain at all times a ratio of Funded Debt to EBITDA on a rolling four quarter basis of less than 3.00 to 1.0.

2.9 Amendment to Addendum.

The Addendum to Loan Agreement is amended by deleting the definition of “EBITDA” in its entirety and substituting the following therefor:

“EBITDA” means consolidated net income of the Companies plus consolidated interest expense of the Companies plus consolidated federal, state and local income tax expense of the Companies plus consolidated depreciation expense of the Companies plus consolidated amortization expense of the Companies plus consolidated restructuring charges incurred during such period, to the extent all such restructuring charges do not exceed Five Million Dollars ($5,000,000) in the aggregate for all testing periods over the life of this Agreement, commencing with the testing period ended as of September 30, 2016 plus non-cash foreign currency losses minus non-cash foreign currency gains, in all cases to the extent the amounts are included in determining GAAP net income for such period.

2.10 Amendment to Addendum.

The Addendum to Loan Agreement is amended by adding the following new definitions in appropriate alphabetical order:

The term “Amendment No. 2 Effective Date” shall mean, the date on which the conditions specified in Section 5 of Amendment No. 2 are satisfied.

The term “Amendment No. 2” shall mean that certain Amendment No. 2 to Amended and Restated Loan Agreement, dated as of August             , 2016, by and between the Borrower and the Bank.

3. REPRESENTATIONS AND WARRANTIES.

Each of the Borrowers hereby represents and warrants to Bank as follows:

3.1 The Amendment. This Amendment has been duly and validly executed by an authorized officer of such Borrower and constitutes the legal, valid and binding obligation of such Borrower enforceable against such Borrower in accordance with its terms.

3.2 Loan Agreement. The Loan Agreement, as amended by this Amendment, remains in full force and effect and remains the valid and binding obligation of each Borrower enforceable against each Borrower in accordance with its terms. Each Borrower hereby ratifies and confirms the Loan Agreement.

3.3 Claims and Defenses. As of the date of this Amendment, no Borrower has any defenses, claims, counterclaims or setoffs with respect to the Loan Agreement or its Obligations thereunder or with respect to any actions of Bank or any of its respective officers, directors, shareholders, employees, agents or attorneys, and each Borrower irrevocably and absolutely waives any such defenses, claims, counterclaims and setoffs and releases Bank and each of its respective officers, directors, shareholders, employees, agents and attorneys from the same.

3.4 Representations and Warranties. The representations and warranties of each Borrower contained in the Loan Agreement (as amended hereby) and the other Loan Documents (as amended in connection herewith), are true and correct.

3.5 No Event of Default. No Event of Default or condition which, but for the giving of notice or passage of time, would give rise to an Event of Default has occurred and is continuing.

3.6 Material Adverse Change. No Material Adverse Change has occurred since the Closing Date.

4. REAFFIRMATION.

Each of the Borrowers hereby (i) acknowledges and agrees that the terms and provisions hereof shall not affect in any way any payment, performance, observance or other obligations or liabilities of such Borrower under the Loan Agreement or under any of the other Loan Documents, all of which obligations and liabilities shall remain in full force and effect and extend to the further loans, extensions of credit and other Obligations incurred under the Loan Documents, and each of which obligations and liabilities are hereby ratified, confirmed and reaffirmed in all respects.

5. CONDITIONS PRECEDENT TO EFFECTIVENESS OF THIS AMENDMENT.

In addition to all of the other conditions and agreements set forth herein, the effectiveness of this Amendment is subject to each of the following conditions precedent:

5.1 Amendment No. 2 to Amended and Restated Loan Agreement. Bank shall have received an original counterpart of this Amendment, executed and delivered by a duly authorized officer of each Borrower.

5.2. Sixth Amended and Restated Note. Bank shall have received that certain Sixth Amended and Restated Line of Credit Note, executed and delivered by a duly authorized officer of each Borrower in favor of Bank.

5.3 Fees and Expenses. Borrowers shall have paid all fees of Bank in connection with this Amendment including, without limitation, all legal fees.

5.4 Resolutions; Officer’s Certificate of Borrowers. Bank shall have received (a) a copy of the resolutions, in form and substance satisfactory to Bank, of the Board of Directors of PLP authorizing the execution, delivery and performance of this Amendment and all other agreements, documents and instruments executed in connection therewith, (b) a certificate of the Secretary or Assistant Secretary of PLP, as to the incumbency and signature of the officers of PLP executing this Amendment and all other agreements, documents or instruments executed in connection therewith, together with evidence of the incumbency of such Secretary or Assistant Secretary, and (c) a certificate of the Secretary or Assistant Secretary of PLP as to the Articles of Incorporation of PLP and as to the Code of Regulations of PLP.

5.5 Good Standing Certificates. Bank shall have received good standing certificates (or foreign equivalents as applicable) for PLP dated not more than 30 days prior to the date hereof, issued by the Secretary of State or other appropriate official of PLP’s jurisdiction of incorporation and each jurisdiction where the conduct of PLP’s business activities or the ownership of its properties necessitates qualification.

5.6 Other Documents and Deliveries. Bank shall have received such other agreements, documents, and instruments executed in connection with this Amendment and any other materials as reasonably requested by Bank.

6. MISCELLANEOUS.

6.1 Governing Law. This Amendment shall be governed by and construed in accordance with the law of the State of Ohio, without regard to principles of conflict of law.

6.2 Severability. Each provision of this Amendment shall be interpreted in such manner as to be valid under applicable law, but if any provision hereof shall be invalid under applicable law, such provision shall be ineffective to the extent of such invalidity, without invalidating the remainder of such provision or the remaining provisions hereof.

6.3 Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart hereof by facsimile shall be effective as manual delivery of such counterpart; provided, however, that, each party hereto will promptly thereafter deliver counterpart originals of such counterpart facsimiles delivered by or on behalf of such party.

6.4 Nonwaiver. The execution, delivery, performance and effectiveness of this Amendment shall not operate nor be deemed to be nor construed as a waiver (i) of any right, power or remedy of Bank under the Loan Agreement, nor (ii) of any term, provision, representation, warranty or covenant contained in the Loan Agreement or any other documentation executed in connection therewith. Further, none of the provisions of this Amendment shall constitute, be deemed to be or construed as, a waiver of any Event of Default under the Loan Agreement, as amended by this Agreement.

6.5 Reference to and Effect on the Loan Agreement. Upon the effectiveness of this Amendment, each reference in the Loan Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import shall mean and be a reference to the Loan Agreement, as amended hereby, and each reference to the Loan Agreement in any other document, instrument or agreement executed and/or delivered in connection with the Loan Agreement shall mean and be a reference to the Loan Agreement, as amended hereby.

6.6 Post-Closing Deliveries. Not later than ten (10) days from the date hereof, Bank shall have received from PLP Australia, a certified copy of the resolutions, in form and substance satisfactory to Bank, of the Board of Directors of PLP Australia authorizing the execution, delivery and performance of this Amendment and all other agreements, documents and instruments executed in connection therewith. Each Borrower acknowledges and agrees that PLP Australia’s failure to comply with this Section 6.6 shall constitute an Event of Default.

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IN WITNESS WHEREOF, Borrowers have caused this Amendment to be duly executed and delivered by its duly authorized officer as of the date first above written.

PREFORMED LINE PRODUCTS COMPANY

By:	/s/ Eric R. Graef
Name: Eric R. Graef
Title: Chief Financial Officer, Vice President- Finance

PREFORMED LINE PRODUCTS (AUSTRALIA) PTY LTD

By:	/s/ William H. Haag
Name: William H. Haag
Title: Vice President International Operations

ACCEPTED BY:

PNC BANK, NATIONAL ASSOCIATION, as Bank

By:	/s/ Sherri A. Barr
Name: Sherri A. Barr
Title: Senior Vice President